EXHIBIT 15.22

August 14, 2006

Dollar Thrifty Automotive Group, Inc.

5330 East 31st Street

Tulsa, Oklahoma

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Dollar Thrifty Automotive Group, Inc. and subsidiaries for the three-month periods ended March 31, 2006 and 2005, and have issued our report dated May 5, 2006, and for the three-month periods and six-month periods ended June 30, 2006 and 2005 and have issued our report dated August 7, 2006. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended June 30, 2006 and March 31, 2006, are being incorporated by reference in this Registration Statement on Form S-8.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Tulsa, Oklahoma